Exhibit 10.1

EXECUTION VERSION

CONSULTING AGREEMENT

Delta Petroleum Corporation, a Delaware corporation (“Delta Petroleum Corporation”), hereby enters into this agreement (“Agreement”) to retain KN Consulting, Inc. (“Consultant”), as an independent contractor to perform the consulting services described herein.

Section 1. Consulting Activities. Delta Petroleum Corporation agrees to retain Consultant, and Consultant agrees to be retained by Delta Petroleum Corporation as a consultant, for the purpose of providing the consulting services described in Exhibit A attached hereto and made a part hereof. Commencing on August 3, 2012, Consultant shall devote substantially all of his business time to providing such consulting services.

Section 2. Term and Termination of Agreement. The term of this Agreement shall begin on August 3, 2012 (the “Effective Date”) and shall continue thereafter on an at-will basis (such period that Consultant is providing services pursuant to this Agreement, the “Term of Service”) until it is terminated by either party. Either party may terminate this Agreement at any time on two weeks’ notice. The Term of Service shall end on August 31, 2012 if not sooner terminated by either party. Nothing herein restricts the Consultant’s eligibility to elect COBRA coverage from Delta Petroleum Corporation in accordance with applicable law.

Section 3. Reporting. Consultant will report directly to Carl Lakey, Chief Executive Officer of Delta Petroleum Corporation. Consultant will keep Mr. Lakey, or his designee, informed as to the progress and status of the assigned projects. Mr. Lakey’s direct reports will also report to Consultant to the extent necessary to enable him to perform the consulting services described in Exhibit A.

Section 4. Independent Contractor Status and Authority.

(a) Consultant agrees and represents that he is an independent contractor and that he is not an agent or employee of Delta Petroleum Corporation for local, state or federal tax purposes or any other purpose whatsoever. Consultant is solely responsible for his own activities in connection with this Agreement and is free to establish his methods and hours of work, free from the direction and control of Delta Petroleum Corporation (consistent with accomplishing the services agreed upon herein) and to carry out such activities as he sees fit. Neither the parties hereto, nor any of their respective employees, shall be construed to be the agent, employer, employee or representative of the other, nor will either party have any express or implied right of authority to assume or create any obligation or responsibility on behalf of or in the name of the other party. It is acknowledged and stipulated that Consultant is not authorized by Delta Petroleum Corporation to take any action, make any statements, or perform services which would be unlawful if done or said by an agent or representative of Delta Petroleum Corporation.

(b) Since Consultant is an independent contractor and not an employee or agent of Delta Petroleum Corporation, Consultant acknowledges that he shall be liable for all federal and state taxes, withholdings, and imposts of any nature whatsoever applicable to the payment of compensation to him, whether current or deferred, for the work hereunder. Consultant hereby acknowledges and agrees that neither Consultant, nor any of Consultant’s employees, associates, contractors, agents, representatives, assignees or successors in interest shall be eligible for any of the benefits provided by Delta Petroleum Corporation to its employees, including, without limitation, pension, health insurance, vacation and/or any other benefits. It is further agreed that Consultant solely shall be responsible for complying with all applicable workers’ compensation and unemployment compensation laws, and Consultant solely shall be responsible for obtaining workers’ compensation and unemployment compensation insurance for Consultant. Consultant hereby acknowledges and agrees that neither Consultant, nor any of Consultant’s employees, associates, contractors, agents, or representatives shall have access to the email or other computer programs of Delta Petroleum Corporation.

(c) It is the intent of the parties that Delta Petroleum Corporation shall not be liable for any damages arising from any personal injury sustained by Consultant resulting from any activity related to Consultant’s duties. Consultant, by signing this Agreement, hereby assumes full responsibility for all damages or injuries Consultant may sustain in furtherance of the performance of services for Delta Petroleum Corporation or in furtherance of any function related thereto.

(d) Consultant represents, warrants, and acknowledges as follows:

(i) Delta Petroleum Corporation retains only the right to direct the results achieved by Consultant. Delta Petroleum Corporation does not retain the right to control the manner and means by which these results are to be accomplished, nor will Delta Petroleum Corporation establish a quality standard for Consultant; provided, however, that Consultant will perform the services under this Agreement in a manner consistent with professional industry standards.

(ii) Consultant shall determine when and how it is to perform the services under this Agreement, and Delta Petroleum Corporation shall not dictate the time of performance, except that the parties may establish a completion schedule and a range of mutually agreeable work hours.

(iii) Delta Petroleum Corporation will neither provide nor require more than minimal training for Consultant.

(iv) Consultant’s business operations shall not be integrated into Delta Petroleum Corporation’s general business operations.

(v) Consultant will remain directly responsible for the services performed and will ensure that the work meets the specifications set forth by Delta Petroleum Corporation.

(vi) Consultant is not required to work exclusively for Delta Petroleum Corporation and may perform services for other companies.

(vii) Consultant must provide its own tools. Delta Petroleum Corporation will not provide tools or benefits to Consultant, but Delta Petroleum Corporation may provide materials and equipment to Consultant for performance of the duties under this Agreement.

(viii) Consultant understands that Consultant must obtain and keep current, at Consultant’s own expense, all permits, certificates, and licenses necessary for Consultant to perform the services, if any.

Section 5. Charges and Terms of Payment. During the Term of Service, Delta Petroleum Corporation agrees to pay Consultant at the rate of $12,500 per month (prorated for any partial month of service) for 80 hours of work during the month. Delta Petroleum agrees to pay Consultant at the rate of $550 per hour for each additional hour exceeding 80 hours per month; provided, however, that the total compensation that Delta Petroleum Corporation pays to Consultant shall not exceed $25,000 per month. Consultant will bill Delta Petroleum Corporation monthly in arrears for such fees. Consultant shall be entitled to receive prompt and full reimbursement for all reasonable business expenses incurred by him in rendering services to Delta Petroleum Corporation under this Agreement, provided that Consultant shall provide documentation of such expenses in accordance with the standard travel and expense reimbursement policies of Delta Petroleum Corporation for independent contractors as in effect from time to time. Delta Petroleum Corporation shall reimburse only expenses that are actually incurred and properly documented.

Section 6. Termination of Services. In the event Consultant’s service terminates for any reason, Delta Petroleum Corporation shall pay to Consultant the payment for the month in which the termination occurs (prorated for any partial month of service), as well as any reimbursement for business expenses due under Section 5. Subsequent to such payment, Delta Petroleum Corporation shall have no further obligation to pay fees under this Agreement following Consultant’s termination of service.

Section 7. Confidential Information. Consultant agrees to regard and preserve as confidential all information related to the business and activities of Delta Petroleum Corporation, its employees, agents, clients, suppliers, affiliates and other entities with which Delta Petroleum Corporation does business, that may be obtained by Consultant from any source or may be developed as a result of this Agreement. Consultant agrees to hold such information in trust and confidence for Delta Petroleum Corporation and not to disclose such information to any person, firm, or enterprise, or use (directly or indirectly) any such information for his own benefit or the benefit of any other party, except for use or disclosure (i) as authorized by Delta Petroleum Corporation in writing or (ii) as required by law or legal process. Information shall not be considered confidential to the extent, but only to the extent, that such information (i) is or becomes generally available to the public other than as a result of a disclosure by Consultant, or (ii) was or becomes available to Consultant from a source other than Delta Petroleum Corporation or its affiliates, provided that such source is not known by Consultant to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person with respect to such information and Consultant had no reasonable basis for concluding that such source may be bound. The parties hereto agree that disclosure by Consultant of any confidential information in violation of the terms of this Agreement would cause immediate and irreparable injury, loss and damage to Delta Petroleum Corporation and that an adequate remedy at law for such injury, loss and damage may not exist. Therefore, the parties hereto agree that, in the event of a disclosure or threatened disclosure or prohibited use of the confidential information by Consultant, through any means whatsoever, Delta Petroleum Corporation may immediately terminate the services of Consultant without any further liability to Consultant and may, in addition to any other remedies to which it may be entitled, (i) demand the return of any and all documents or other tangible items which reflect, reveal, disclose, constitute, compromise or embody the confidential information and any or all copies thereof, whereupon Consultant shall promptly comply with such demand; (ii) institute and prosecute proceedings in a court of competent jurisdiction to obtain temporary and/or permanent injunctive relief to enforce any provision hereof, without the necessity of proof of actual injury, loss or damage; and (iii) recover damages, losses, and expenses of any nature, including without limitation reasonable attorneys’ fees, arising out of, resulting from or otherwise relating to such disclosure or threatened disclosure.

Section 8. Release.

(a) General Release. Consultant acknowledges that the opportunity to enter into this Agreement is additional to the rights to which Consultant would otherwise be entitled under Delta Petroleum Corporation’s established plans, policies and procedures. In exchange for entering into this Agreement, and upon the full execution of this Agreement, Consultant, for Consultant and Consultant’s past, present and future spouse, heirs, descendants, executors, attorneys, administrators, employees, agents, successors, assigns, representatives and each person or professional corporation, partnership, joint venture, or other entity acting in the name of Consultant or on Consultant’s behalf, forever and irrevocably releases and discharges Delta Petroleum Corporation, or any successors, assignees or heirs thereto, and its past, present and future directors, officers, shareholders, officials, trustees, employees, attorneys, agents, representatives, subsidiaries, parent corporations, affiliates, divisions, successors, predecessors, executors, related entities, investors, administrators, insurers and assigns (collectively, the “Delta Group”), from any and all charges, complaints, claims, demands, agreements, actions, suits, administrative claims, causes of action, damages, injunctions, restraints, and liabilities of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, actual or contingent, or which have ever existed or which may exist at any place or time, in each case that relates to periods, or portions thereof, occurring prior to or on the date of this Agreement, including all such claims that are not specifically released and given up in the following language (collectively, “Claims”).

(b) Specific Release. Without limiting the foregoing general release, Consultant, for Consultant and Consultant’s past, present and future spouse, heirs, descendants, executors, attorneys, administrators, employees, agents, successors, assigns, representatives and each person or professional corporation, partnership, joint venture, or other entity acting in the name of Consultant or on Consultant’s behalf, forever and irrevocably specifically releases and discharges each member of the Delta Group from any and all claims arising under or in connection with the following federal and state laws, as amended, and all related regulations: Age Discrimination in Employment Act of 1967; Americans with Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964; Civil Rights Act of 1991; Civil Rights Acts of 1866 and 1871; Equal Pay Act of 1963; Family and Medical Leave Act of 1993; National Labor Relations Act; Occupational Safety and Health Act of 1970; Older Workers Benefit Protection Act of 1990; Pregnancy Disability Act of 1978; the Rehabilitation Act of 1973; Executive Order 11246; Colorado Anti-Discrimination Act of 1957; Colorado’s Minimum Wages of Workers Act; Colorado Wage Equality Regardless of Sex Act; Colorado Labor Peace Act; and the common law of the State of Colorado, for compensation, damages, tort, breach of express or implied employment contract, breach of duty of good faith, discrimination, harassment, sexual harassment, wrongful discharge, infliction of emotional distress, defamation, taxes or penalties under the Internal Revenue Code of 1986, as amended, and for any other damages or injuries incurred on the job, in relation to Consultant’s consulting employment or service or the termination thereof, whether with Delta Petroleum Corporation or any of its affiliates, subsidiaries or successors. To the fullest extent permitted by law, Consultant expressly divests standing to bring a claim based upon any item released in this Section 8 or otherwise in this Agreement.

(c) Other Claims. Consultant certifies that at the time of execution of this Agreement, no monies are owed to Consultant by Delta Petroleum Corporation, and that Consultant has no claims pursuant to the Colorado Wage Claim Act, C.R.S. § 8-1-101 et seq.

(d) No Suit. To the maximum extent permitted by law, and subject to the exceptions set forth in Section 8 of this Agreement, Consultant (i) covenants not to sue any member of the Delta Group or to institute or cause to be instituted any kind of complaint, charge, claim or action in any federal, state, county, municipal or local agency, court or body of any kind or nature whatsoever against any member of the Delta Group, and (ii) represents and warrants that Consultant has not heretofore brought, filed, prosecuted, instituted, initiated or maintained, or transferred or attempted to transfer, any complaint, charge or claim of any kind or nature whatsoever against any member of the Delta Group before any municipal, county, local, state, federal or other court, agency or body of any kind or nature whatsoever. Consultant further represents and warrants that Consultant has not assigned any of the released claims or any interest therein to any other person or entity.

(e) Effective Date. Consultant has 45 days from Consultant’s receipt of this Agreement to decide whether to sign this Agreement, although Consultant need not wait the full 45 days to sign and deliver the Agreement. If Consultant does sign this Agreement, Consultant may revoke the signed Agreement within 7 calendar days after its signing. Any such revocation must be made in writing and be received by Delta Petroleum Corporation within the 7-day revocation period. If Consultant signs this Agreement and does not notify Delta Petroleum Corporation that Consultant wishes to revoke such release within 7 calendar days of Consultant’s signing, then this Agreement shall be deemed a binding and enforceable document according to its terms. For purposes of clarity, this Agreement shall not be effective prior to the expiration of such 7-day revocation period. The eligibility factors for Delta Petroleum Corporation’s program offering consulting agreements to certain individuals, the class, unit, or group of individuals covered by such program, and any time limits applicable to such program are as follows:

(i) Delta Petroleum Corporation selected eligible individuals for this program based on the Delta Petroleum Corporation’s current needs and financial considerations.

(ii) The job titles and ages of the other employees in the same organizational unit as Employee who were selected for the program are: Executive Vice President, General Counsel; age 63. The job titles and ages of the other individuals in the same organizational unit not selected for the program are: Chief Executive Officer; age 50.

(iii) If Consultant does not execute this Agreement within 45 days of receiving this Agreement, the consideration offered in this Agreement is deemed withdrawn.

(f) Notwithstanding the foregoing, nothing in this Agreement is intended to constitute a waiver of Consultant’s rights to severance under the Employment Agreement with Delta Petroleum Corporation, dated May 5, 2005, as amended December 29, 2010 (“Employment Agreement”), or the Change in Control Executive Severance Agreement, dated April 30, 2007, as amended December 29,2010 (“Change in Control Agreement”), or any right Consultant may have to indemnification from Delta Petroleum Corporation. Consultant acknowledges that any rights of Consultant to such severance may be conditioned on Consultant’s prior execution and non-revocation of a general release of claims to be provided by Delta Petroleum Corporation.

Section 9. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if (i) delivered in person or (ii) sent by overnight service (weekday delivery) or registered mail, via the U.S. postal service or a nationally recognized courier service. Any such notice shall be addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other party:

If to Delta Petroleum Corporation, to:
Delta Petroleum Corporation
370 Seventeenth Street, Suite 4300
Denver, Colorado 90202

If to Consultant, to:
KN Consulting, Inc.
2440 Ranch Reserve Ridge
Westminster, CO 80234
Attn: Kevin Nanke, or such other address most recently on record with Delta Petroleum Corporation.

Any such notice shall be deemed received when actually received (or, in the case of a notice submitted for delivery by nationally recognized courier service, on the date scheduled for delivery).

Section 10. Conflicts of Interest. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments that would be in conflict or inconsistent with, or that would hinder Consultant’s performance of, his obligations under this Agreement.

Section 11. Governing Law; Resolution of Disputes. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Colorado. Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute shall be exclusively in Denver, Colorado.

Section 12. Representations and Warranties. Consultant represents and warrants that: (i) the services to be provided by him to Delta Petroleum Corporation hereunder will be performed in a competent and professional manner; (ii) he does not and will not discriminate against any personnel because of age, race, gender, sexual orientation, religion, creed, color, national origin, marital status, veteran status or disability; (iii) he will comply with all federal, state and local laws, codes, orders, and requirements applicable to the services provided under this Agreement, including Delta Petroleum Corporation’s Code of Business Conduct, as applicable; (iv) Consultant remains bound by, and shall comply with, each of the Protective Covenants (as defined below), in accordance with their terms (it being understood that Consultant shall not be deemed to have had a separation from service with Delta Petroleum Corporation for purpose of the restrictive covenants until the conclusion of the Term of Service); and (v) Consultant has the full power and authority to enter into this Agreement and the performance of this Agreement will not violate any agreement with any third party.

Section 13. Assignment. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns. No rights or obligations of Delta Petroleum Corporation under this Agreement may be assigned or transferred by Delta Petroleum Corporation except that such rights or obligations may be assigned pursuant to a merger or consolidation in which Delta Petroleum Corporation is not the surviving entity, or the sale or liquidation of all or substantially all of the assets of Delta Petroleum Corporation, provided that the assignee or transferee is the successor to all or substantially all of the assets of Delta Petroleum Corporation and such assignee or transferee assumes the liabilities, obligations and duties of Delta Petroleum Corporation, as contained in this Agreement, either contractually or as a matter of law. None of Consultant’s rights or obligations under this Agreement may be assigned or transferred by him without the consent of Delta Petroleum Corporation.

Section 14. Amendment. No amendments, modifications or waivers of this Agreement or any of its provisions shall be binding upon either party unless made in writing and signed by both parties.

Section 15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements, promises, proposals, representations, understandings and negotiations whether written or oral, between the parties respecting Consultant’s service as an independent contractor. Nothing contained herein shall be construed to reduce or limit (i) any rights to severance to which Consultant may be entitled under the Employment Agreement or Change in Control Agreement upon Consultant’s separation from service with Delta Petroleum Corporation or (ii) the scope or duration of any restrictive covenants (including, without limitation, with respect to competition, solicitation, disparagement, recruitment, disclosure of inventions and/or trade secrets, and confidentiality) to which Consultant is subject, including, without limitation, any restrictive covenants contained in the Employment Agreement or the Change in Control Agreement (the “Protective Covenants”).

Section 16. Severability. In the event any one or more of the provisions of the Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by mutually acceptable provision(s), which, being valid, legal and enforceable, come(s) closest to the intention of the parties underlying the invalid, illegal or unenforceable provision(s).

Section 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

Section 18. Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), payment or reimbursement of each of the business and other expenses provided for in this Agreement with respect to any calendar year shall not affect the amount of expenses payable or eligible for reimbursement in any other calendar year and such expenses and reimbursements are not subject to liquidation or exchange for another benefit. Each payment hereunder is intended to constitute a “separate payment” under Section 409A. Reimbursement shall be made promptly but in no event later than the end of the calendar year following the calendar year in which such expenses are incurred.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement to be effective as of August 3, 2012.

DELTA PETROLEUM CORPORATION:

By:	/s/ Carl Lakey
Name: Carl Lakey
Title: Chief Executive Officer

Subscribed and sworn to before me this 1st day of August 2012 by Carl Lakey.

[Notary Block]

KN CONSULTING, INC.:

By:	/s/ Kevin Nanke
Name: Kevin Nanke
Title: President

Subscribed and sworn to before me this 2nd day of August 2012 by Kevin Nanke.

[Notary Block]

Exhibit A

Consulting Services to be Provided by KN Consulting, Inc.

At the specific request of Carl Lakey; Davis Graham & Stubbs, LLP; Hughes Hubbard & Reed LLP; or Conway MacKenzie, Inc.:

1. Provide advice and other services related to all financial aspects of Delta Petroleum Corporation (including, but not limited to, financial reporting, financial statements, tax and general accounting matters).

2. Review, make recommendations, and provide other services related to Delta Petroleum Corporation’s filings with the Securities and Exchange Commission.

3. Complete such other activities and work products as may be reasonably requested by the officers and directors of Delta Petroleum Corporation.

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